Exhibit 99.2

SCHEDULE 13D JOINT FILING AGREEMENT

                    In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to the joint filing of a Statement on Schedule 13D (including any amendments thereto) with respect to the shares of common stock of Mpower Holding Corporation, and further agree that this Joint Filing Agreement be included as an exhibit thereto, and have duly executed this joint filing agreement as of the date set forth below. In addition, each party to this Joint Filing Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Date:  May 4, 2006

ICG Communications, Inc.

By:	/s/ Daniel P. Caruso
Name: Daniel P. Caruso
Title: President & CEO

MCCC ICG Holdings LLC

By:	/s/ Daniel P. Caruso
Name: Daniel P. Caruso
Title: President & CEO